UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 9, 2021

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street
Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	D	New York Stock Exchange
2016 Series A 5.25% Enhanced Junior Subordinated Notes	DRUA	New York Stock Exchange
2019 Series A Corporate Units	DCUE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 9, 2021, Dominion Energy, Inc. (Dominion Energy) and its wholly-owned subsidiaries, Virginia Electric and Power Company (Virginia Power), Questar Gas Company (Questar Gas) and Dominion Energy South Carolina, Inc. (DESC), entered into a $6,000,000,000 Fifth Amended and Restated Revolving Credit Agreement (the Core Credit Facility) with JPMorgan Chase Bank, N.A., as Administrative Agent, Mizuho Bank, Ltd. (Mizuho), Bank of America, N.A., The Bank of Nova Scotia and Wells Fargo Bank, N.A., as Syndication Agents, J.P. Morgan Securities LLC and Mizuho, as Co-Sustainability Structuring Agent, and the other lenders named therein.

The primary purpose of the Core Credit Facility, which amends and restates its predecessor agreement (the Prior Facility) in its entirety, is to link a discount in pricing of certain fees to be paid and amounts borrowed by Dominion Energy under the Core Credit Facility to Dominion Energy’s achievement of annual renewable electric generation and diversity and inclusion objectives. The changes introduced in the Core Credit Facility otherwise do not affect the economic terms under the Prior Facility. The Core Credit Facility also incorporates certain administrative and related changes, including with respect to the anticipated transition from the London Inter-Bank Offered Rate to an alternative benchmark rate.

Dominion Energy and the co-borrowers can use the Core Credit Facility to support bank borrowings and the issuance of commercial paper, as well as to support the issuance of letters of credit. The changes reflected in the Core Credit Facility are not expected to have any material impact on the annual cost or availability of funds to Dominion Energy. The full amount of the Core Credit Facility is available to Dominion Energy less any amounts outstanding to co-borrowers Virginia Power, Questar Gas and DESC and subject to any sub-limits for Dominion Energy agreed to among Dominion Energy and the co-borrowers from time to time. The Core Credit Facility matures in June 2026, unless extended.

Also on June 9, 2021, Dominion Energy entered into a $900,000,000 Sustainability Revolving Credit Agreement (the Supplemental Credit Facility, and, together with the Core Credit Facility, the Credit Facilities) with Sumitomo Mitsui Banking Corporation (SMBC), as Administrative Agent and Sustainability Coordinator, SMBC, The Bank of Nova Scotia and The Toronto-Dominion Bank, New York Branch, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders named therein.

The Supplemental Credit Facility offers a reduced interest rate margin with respect to borrowed amounts allocated to certain environmental sustainability or social justice initiatives. Proceeds of the Supplemental Credit Facility also may be used for general corporate purposes, but such proceeds will not be eligible for a reduced interest rate margin. Dominion Energy intends to use proceeds of the Supplemental Credit Facility to support green and social investment initiatives and for general corporate purposes. The Supplemental Credit Facility matures in June 2024.

The foregoing description of the Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	$6,000,000,000 Fifth Amended and Restated Credit Agreement, dated as of June 9, 2021, among Dominion Energy, Inc., Virginia Electric and Power Company, Questar Gas Company, Dominion Energy South Carolina, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Mizuho Bank, Ltd., Bank of America, N.A., The Bank of Nova Scotia and Wells Fargo Bank, N.A., as Syndication Agents, J.P. Morgan Securities LLC and Mizuho Bank, Ltd., as Co-Sustainability Structuring Agent, and the other lenders named therein.*

10.2	$900,000,000 Sustainability Revolving Credit Agreement, dated as of June 9, 2021, among Dominion Energy, Inc., Sumitomo Mitsui Banking Corporation, as Administrative Agent and Sustainability Coordinator, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia and The Toronto- Dominion Bank, New York Branch, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders named therein.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.
Registrant

/s/ James R. Chapman
Name:	James R. Chapman
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: June 10, 2021